ROSS STORES, INC.
INSIDER TRADING POLICY

I.    Trading in Securities On the Basis of Company Material Nonpublic Information is Prohibited
The purchase or sale of securities of a public company by any person on the basis of material nonpublic information received in the course of working for the company is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Ross Stores, Inc. (together with its subsidiaries, the “Company”) that any person subject to this Insider Trading Policy (“the Policy”) who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else outside the Company until the information has been disseminated to the public or is no longer material.
No employee, officer, director, or consultant of the Company or its subsidiaries who is aware of material nonpublic information relating to the Company may, directly or indirectly (including through Family Members [as defined in Section II below] or other persons or entities over which the individual has or shares direct or indirect voting or investment control):
•buy or sell securities of the Company (except pursuant to a written trading plan that complies with Rule 10b5-1(c) promulgated by the Securities and Exchange Commission (“SEC”) and with the Special Guidelines for 10b5-1 Trading Plans included in Appendix I below),
•engage in any other action to take personal advantage of that information (including by trading in the securities of other publicly traded companies based on awareness of that information), or
•pass that information on to others outside the Company (including friends and family) or encourage them to trade in Company securities or other publicly traded securities (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no employee, officer, director, or consultant who, in the course of working for the Company or its subsidiaries, becomes aware of material nonpublic information about another company (including those with which the Company does business, such as a customer, vendor, or supplier, and also including competitors of the Company) may trade in that other company’s securities (or engage in tipping or otherwise provide advice to others in regard to such trading) until that information becomes public or is no longer material.

II.    All Employees, Officers, Directors, Consultants, and Their Family Members and Affiliates Are Subject to This Policy
This Policy applies to all employees, officers, directors, and consultants of the Company and its subsidiaries. This Policy also applies to any other persons whom any of the Company’s insider trading Compliance Officers (as defined in Section IV below) may designate as covered because they have access to material nonpublic information concerning the Company, as well as to any person who receives material nonpublic information from any Company insider. This Policy also applies to family members who reside with an employee, officer, director, or consultant (including spouses, children [whether living at home or away at college], stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in such persons’ households, and any family members who do not live in their household but whose transactions in the Company’s securities are directed by an employee, officer, director, or consultant, or are subject to the control or influence by such persons, such as parents or children who consult with such persons before they trade in the Company’s securities (collectively referred to as “Family Members”). Each employee, officer, director, and consultant is responsible for assuring that the transactions of their Family Members or other persons are compliant with this Policy, and therefore should make their Family Members aware of the need to confer with them before trading in the Company’s securities, and every employee, officer, director, and consultant should treat all such Family Member transactions for the purposes of this Policy as if the transactions were for the insider’s own account. This Policy also applies to any entities (such as trusts, limited partnerships, and corporations) over which employees, officers, directors, and consultants have or share voting or investment control (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should be treated for the purposes of this Policy as if they were for the controlling insider person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to any employee, officer, director, or consultant or their Family Members (for example, an independent trustee of a trust). For the purposes of this Policy, officers, outside directors, and consultants are included within the term “employee.”
III.    Executive Officers, Directors, and Certain Designated Employees Are Subject to Additional Restrictions
Section 16 Insiders. The Board of Directors of the Company regularly designates certain officer-level employees as holding positions that make them subject to the reporting provisions and additional trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Each such person, as well as the members of the Board of Directors, is referred to as a “Section 16 Insider.” The Company will maintain a list of Section 16 Insiders, and will amend the list from time to time as necessary to reflect the addition and the deletion (including due to resignation, departure, or change in role) of Section 16 Insiders.

Access Persons. The Company maintains a list of other employees who are considered to have frequent or recurring access to material nonpublic information concerning the Company (“Access Persons”). The Company will maintain a list of Access Persons and will amend the list from time to time as necessary to reflect the addition and the deletion (including due to resignation, departure, or change in role or information access) of Access Persons.
Additional Restrictions. Because Section 16 Insiders and Access Persons are more likely than other employees to possess or become aware of material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Access Persons are subject to the additional restrictions set forth in Appendix I to this Policy. For purposes of this Policy, Section 16 Insiders and Access Persons are together referred to as “Insiders.”
IV.    Insider Trading Compliance Officers
The Company has designated its General Counsel and Corporate Secretary and its Chief Financial Officer as its Insider Trading Compliance Officers (the “Compliance Officers”). The Company’s Group President and Chief Operating Officer is authorized to designate additional Compliance Officers, upon written notice to the other Compliance Officers.
The duties of the Compliance Officers include the following:
•Administering and interpreting this Policy and monitoring and enforcing compliance with policy provisions and procedures.
•Responding to inquiries relating to this Policy and its procedures.
•Establishing and providing to Insiders the Trading Window Calendar for each fiscal year (and revising that calendar as appropriate from time to time), and designating and announcing special trading “blackout” periods (as further discussed in Section XI below) during which Insiders (or designated subgroups of Insiders) are not allowed to trade in Company securities.
•Providing copies of this Policy and other appropriate materials to current and new employees, directors, and officers, as appropriate, and to such consultants and other persons as the Compliance Officers determine may have access to material nonpublic information concerning the Company.
•Administering and monitoring compliance by Insiders and Company employees with federal and state insider trading laws and regulations; and establishing procedures to assist in the preparation and filing of required SEC reports relating to trading in Company securities by Section 16 Insiders, including without limitation Forms 3, 4, and 5.

•Revising this Policy as appropriate, including where necessary to reflect changes in federal or state insider trading laws and regulations, and stock exchange listing requirements.
•Maintaining as Company records originals or copies of documents required by the provisions of this Policy or the procedures set forth herein, and copies of required SEC reports relating to trading by Section 16 Insiders, including without limitation Forms 3, 4, 5, and 144.
•Establishing and maintaining the accuracy of the list of Section 16 Insiders and the list of Access Persons, and updating such lists periodically as necessary to reflect additions or deletions.
The Company’s Group President and Chief Operating Officer may designate one or more individuals who may perform the Compliance Officers’ duties in the event that one or more of the Compliance Officers are unable or unavailable to perform such duties. In fulfilling their duties under this Policy, the Compliance Officers shall be authorized to consult with the Company’s outside counsel.
V.    Applicability of This Policy to Transactions in Company Securities
A.    General Rule. This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, bonds, convertible notes, warrants, and convertible debentures, as well as derivative securities relating to the Company’s stock (such as exchange-traded options or swaps), whether or not issued by the Company. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B.    Employee Benefit Plans.
Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of Company-granted stock options or other equity awards for cash, or to the receipt of stock from the Company on a “net exercise” or “net of tax withholding” basis (that is, “exercise and hold,” including exercise or vesting events where shares are accepted by the Company to cover the recipient’s tax withholding obligations), but do apply to all sales to third parties of securities acquired through the exercise of stock options or receipt or settlement of other equity awards. Thus, this Policy does apply to the “same-day sale” (or cashless exercise and sale) of Company stock options.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to any employee stock purchase plans or employee benefit plans (e.g., the ESPP or a pension or 401(k) plan) which may be adopted by the Company and used to purchase Company securities pursuant to the employee’s advance instructions. However, no employees will be allowed to enroll in such a plan or to alter their instructions so as to increase their level of withholding or to increase their purchases of Company securities in such plans while in the possession of material nonpublic information. Any sale of Company securities acquired under such plans will be subject to the prohibitions and restrictions of this Policy, to the extent such sale is under the control or direction of an employee.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under any Company dividend reinvestment plan as a result of the reinvestment of dividends paid on Company common stock pursuant to the employee’s advance instructions. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions an employee chooses to make to any such plan, and to an employee’s initial election to participate in any such plan or to voluntarily increase his or her level of participation in the plan. This Policy also applies to the sale of any Company stock purchased by any employee pursuant to any such plan.
Tax Withholding Rights. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of tax withholding elections or rights pursuant to which an Insider or any employee elects to have the Company withhold shares to satisfy any tax withholding requirements.
C.    Permitted Gifts. No Insider may transfer securities of the Company by gift during a period when the Insider is not permitted to trade, unless the recipient has agreed in writing to hold the securities until the Company trading window is next open, or unless the gift is made pursuant to a qualifying Rule 10b5-1 Plan as described below.
VI.    Definition of “Material Nonpublic Information”
A.    “Material.” Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that could be deemed material, the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end operating results (including sales and earnings), and significant changes in financial performance.
•Company guidance, forecasting, projections, and strategic plans.
•Potential mergers or acquisitions, or the sale of significant Company assets or subsidiaries.
•New major contracts, real estate transactions, or financing sources, or the loss thereof.

•Significant changes or developments in supplies or inventory (and related costs), including significant vendor problems, shipping problems, import problems, product defects, recalls, or product returns.
•Cyber-attacks or hacking, including data security breaches.
•Significant information system or merchandise delivery system malfunctions.
•Significant pricing changes.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management or membership of the Board of Directors.
•Significant labor disputes or negotiations.
•Actual or threatened major litigation, investigations, or actions by governmental or tax authorities, or the resolution of such litigation or other matters.
•Accidents, natural or man-made disasters, or health and safety events or incidents that result (or may result) in closures of Company stores, distribution centers, or other facilities, or other significant events that may hamper Company operations.
B.    “Nonpublic.” Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC, posting on the Company website, or release through major newswire services, national news services, or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the first full trading day following the day of the Company’s widespread public release of the information.
C.    Consult a Compliance Officer When in Doubt. Any employees or other persons who may be subject to this Policy and who are unsure whether the information that they possess is material or nonpublic must consult a Compliance Officer for guidance before trading in any Company securities.
VII.    Employees May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Securities of the Company (or of Other Public Companies)
No employee or other person who is subject to this Policy may disclose material nonpublic information concerning the Company to any other person (including Family Members) where such information might be used by such person to his or her advantage in the trading of the securities of the Company (or of other public companies to which such information potentially relates), a practice commonly known as “tipping.” No employee or Family Member may make recommendations or express opinions as to trading in the Company’s securities (or other public company securities) while in possession of material nonpublic information, except that such persons may advise others not to trade in the Company’s securities, including where such trading might violate the law or this Policy.
VIII.    Employees May Not Discuss the Company’s Securities or Material, Nonpublic Information on the Internet or Social Media, or Via Texting or Electronic Messaging
Employees are prohibited from participating in Internet discussions or posting on the Internet or on social media (including Facebook, Instagram, YouTube, TikTok, WhatsApp, X [formerly known as Twitter], or similar social network or sharing sites), or blogging, tweeting, or text messaging regarding the Company’s securities or material, nonpublic information relating to the Company (or relating to other publicly traded companies).
IX.    Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information
The Company is required under the federal securities laws and stock exchange listing rules to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including Family Members and friends, other than in accordance with those established procedures for the public release of information. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to a Compliance Officer or to designated officers responsible for investor relations.
X.    Certain Types of Transactions Are Completely Prohibited
A.    Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has a lack of confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance, and create a conflict of interest by rewarding the seller if the value of the Company’s securities declines. Short sales of the Company’s securities by any employees, officers, directors, and consultants of the Company and its subsidiaries are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B.    Publicly Traded Options. A transaction in traded options is, in effect, a bet on the short-term movement of the Company’s stock price and therefore creates the appearance that the participant is trading based on inside information. Transactions in options also may focus the participant’s attention on short-term performance at the expense of the Company’s long-term objectives. Transactions by employees, officers, directors, or consultants of the Company and its subsidiaries in puts, calls, or other derivative securities involving the Company’s stock, on a stock exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.    Hedging Transactions. Certain forms of hedging or monetization transactions, and related financial instruments (including forward sale contracts, prepaid variable forward contracts, equity swaps, and collars (including zero-cost collars)), allow a party to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the party to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the participant may no longer have the same objectives as the Company’s other shareholders. All such transactions by employees, officers, directors, and consultants of the Company and its subsidiaries, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities, and the purchase of any related financial instruments, are prohibited by this Policy. Exchange fund transactions, and the purchase of related financial instruments, that in substance are sale transactions (not a hedge) are permitted.
D.    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the account value decreases and the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or is otherwise not permitted to trade in Company securities, Insiders are prohibited from both (a) holding Company securities in a margin account and (b) pledging Company securities as collateral for a loan, and other employees are strongly discouraged from engaging in such transactions involving Company securities.
XI.    The Company May Suspend All Trading Activities by Designated Employees and Insiders
In order to avoid any questions regarding potential violations of securities laws, and to protect both employees and the Company from potential liability, from time to time the Company may impose a “blackout” period during which some or all Insiders and some or all of the Company’s other employees may not buy or sell the Company’s securities. A Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information or unclear or rapidly changing circumstances that would make trades by the Company’s employees (or certain Insiders or certain of the Company’s other employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

XII.    Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences
A.    Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, and face private action for damages, as well as becoming subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.    Company Discipline and Actions. Violation of this Policy or of federal or state insider trading laws by any director, officer, employee, or consultant may subject the director to removal proceedings, the officer or employee to disciplinary action by the Company, including termination for cause, and the consultant to contract termination.
C.    Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or who knows of any such violation by any other person, must report the violation immediately to a Compliance Officer. Upon learning of any such violation, a Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority, or take other appropriate action.
XIII.    Every Individual Is Responsible
Every employee has an individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, be required to forego a proposed transaction in the Company’s securities, even if he or she planned to make the transaction before the material nonpublic information arose (or became known to the employee) and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIV.    This Policy Continues to Apply Following Termination of Employment
The Policy continues to apply to transactions in the Company’s securities even after termination of employment, board membership, or consulting service. If an employee is aware of material nonpublic information when his or her employment or other service relationship terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material. That often requires waiting until the next trading window opens.
XV.    The Compliance Officers Are Available to Answer Questions About This Policy
Please direct all inquiries regarding any of the provisions or procedures of this Policy to a Compliance Officer.

XVI.    This Policy Is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
The Compliance Officers will be responsible for monitoring and recommending any necessary or advisable modifications to the Insider Trading Policy, with oversight from the Board of Directors (or a designated committee of the Board of Directors). The Compliance Officers will provide notification of material changes, and will provide reports in regard to the Insider Trading Policy to the Board of Directors (or its designated committee) as appropriate.

APPENDIX I

Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors, and Access Persons

I.    Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, the Company has adopted these special policies and restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring their compliance with this Appendix I, including restrictions on all trading during certain periods, by their Family Members and members of their households, and by trusts and other entities over which they exercise voting or investment control. Where appropriate, Insiders should provide each of those persons or entities with a copy of this Policy.
II.    Trading Window
In addition to the restrictions that are applicable to all employees, any trading by an Insider who is subject to the Insider Trading Policy will be permitted only during an open “trading window” for such Insider. In addition to the times when the trading window is regularly scheduled to be closed, the Company may impose special trading window “blackout” periods at its discretion due to the existence or concern over the potential for emergence of material nonpublic information, such as due to changes in sales trends or forecasts, that is likely to be or become known among Insiders or subgroups of Insiders. Following termination of employment or other service, Insiders are required to comply with the trading window calendar as in effect at the time their termination occurs, through and until the Company’s next open trading window occurs, as well as any special blackout period in effect as to the Insider at the time of termination. Even when the trading window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities based on material nonpublic information. The Company’s Compliance Officers will advise Insiders when the trading window for them opens and closes.
III.    Normal Trading Hours
No Insider is permitted to trade outside of the regular trading hours of the Nasdaq Stock Market (i.e., as of the adoption of this Policy, 9:30 a.m. to 4:00 p.m., East Coast Time). “After hours” trading by Insiders is prohibited.
IV.    Hardship Exemptions
The Compliance Officers may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window or during an otherwise closed trading period for an Insider due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.)

The existence of the foregoing procedure does not in any way obligate the Compliance Officers to approve any hardship exemption requested by an Insider.
V.    Individual Account Plan Blackout Periods
Certain trading restrictions apply during any “blackout period” that is applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such directors’ or officers’ service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.
VI.    Reporting of Transactions
To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange for persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report, directly to the Company and to the Insider, the details of any transactions they have in the Company’s stock.
Transaction details to be reported include:
•Transaction date (trade date).
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees).
•If the transaction was a stock option exercise, the specific option exercised.
•Contact information for the broker who executed the transaction.
The transaction details must be reported to a Compliance Officer, with copies to the designated Company personnel who regularly assist the Section 16 Insiders in preparing their Form 4s.
VII.    Persons Subject to Section 16
Most purchases and sales of Company securities by directors and executive officers are subject to Section 16 of the Exchange Act, including the related reporting requirements. The Board of Directors or its designated committee will review and determine, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16. An “executive officer” is generally defined as including the principal executive officer, any president, the principal financial officer, the principal accounting officer or controller, any vice president in charge of a principal business unit, division, or function, or any other officer or person who performs a comparable policy making function.
VIII.    Form 4 Reporting
Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company immediately, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction.
IX.    Designated Employees Considered Insiders
The Compliance Officers, with oversight from the Board of Directors or its designated committee, will determine those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include the Section 16 Insiders (persons subject to Section 16) and also such other persons as the Compliance Officers deem to be Insiders because they are Access Persons (which may vary depending on access to the nonpublic information in question). Generally, an Insider shall be any person who, by virtue of his or her position, is or is likely to be regularly in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.
X.    Special Guidelines for 10b5-1 Trading Plans
Notwithstanding the other provisions of this Policy, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.
A.    The transaction is made pursuant to a non-discretionary plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1(c) (the “Rule”), including, without limitation:
1.    Each Plan must be in the form of a written plan or a written, binding contract or instructions specifying either:
a.    the amount of securities to be purchased or sold and the price (which may be the market price or a limit price) at which and the date on which the securities are to be purchased or sold, or
b.    a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
2.    The Plan must (expressly or by the manner in which it operates) prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales, and should state (and be structured to provide) that any person executing Plan transactions is not permitted to deviate from Plan instructions.
B.    Each Plan must be approved by a Compliance Officer prior to any open market transactions under such Plan (but need not be approved during an open trading window, or prior to adoption by the Insider). The Company reserves the right to withhold approval of any Plan that a Compliance Officer determines, in his or her sole discretion:
1.    fails to comply with the Rule or with interpretations of the SEC staff (including restrictions on the number of concurrent Plans that may be established by an Insider);
2.    exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law;
3.    creates any appearance of impropriety;
4.    fails to meet the guidelines established by the Company; or
5.    otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.
C.    Any substantive modification to the Plan (i.e., any change to the amount, price, or timing of a purchase or sale) or deviation from the Plan (other than an elective termination) without prior approval of a Compliance Officer will result in a failure to comply with the Insider Trading Policy. Any such modification or deviation is subject to the approval of a Compliance Officer in accordance with Section B above. In addition, for Section 16 Insiders, any elective termination of the Plan must be promptly reported to a Compliance Officer to facilitate timely reporting.
The Insider may only substantively modify a Plan while not aware of any material nonpublic information about the Company or the securities covered by the Plan, and at a time when the Company’s trading window is open with respect to the Insider, and the Plan must provide that the first transaction following a substantive modification of the Plan will be effected no sooner than would be permissible under the applicable “Cooling-off Period” if the Insider were adopting a new trading plan at the time of the modification (i.e., such a modification is equivalent to termination of an existing plan and adoption of a new plan, for purposes of “Cooling-off Period” compliance). However, elective termination of a Plan by an Insider is permissible at any time.
D.    Each Plan must be established:
•at a time when the Insider is not aware of material nonpublic information about the Company or the securities covered by the Plan;
•at a time when the trading window is open with respect to the Insider;
•in good faith and not as part of a plan or scheme to evade the insider trading rules; and

•to provide that the first transaction under the Plan will occur no sooner than:
•for Section 16 Insiders: the later of (i) the expiration of a period of ninety (90) days after the date of adoption of the Plan by the Insider, (ii) any longer pre-transaction waiting period imposed by the Rule (or by SEC Staff interpretation), and (iii) the beginning of trading on the second trading day following the Company’s filing of its periodic report on Form 10-Q or (for the fourth fiscal quarter) Form 10-K for the completed fiscal quarter in which the Plan was adopted; provided, however, that the waiting period prior to the first transaction need not be longer than 120 days after the date of the adoption of the Plan; or
•for other Insiders (Access Person Insiders): the later of (i) the expiration of a period of thirty (30) days after the date of adoption of the Plan, (ii) any longer pre-transaction waiting period imposed by the Rule (or by SEC Staff interpretation), and (iii) the beginning of trading on the second trading day following the Company’s next public release of quarterly (or annual) earnings.
The foregoing required waiting periods before the first transaction are the “Cooling-off Period.”
E.    Each Plan should provide (or the Insider should otherwise arrange for) appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144 and Section 16(a), including the timely filing of required forms or notices, applicable to securities transactions under the Plan by the Insider.
F.    Each Plan should provide for automatic suspension or termination of the Plan in the sole discretion of the Company:
•to comply with a lock-up agreement required in connection with a securities issuance transaction in which the Company is a participant; or
•upon the occurrence of an event that would cause planned trades to violate the law; or
•upon the occurrence of other similar events.
Further, each Plan should provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, or for an equivalent mechanism to halt trading under the Plan.
For Section 16 Insiders, each Plan must include (and for other Insiders, the Plan should include, or the Insider should otherwise confirm to the Company) representations certifying that:
•As of the date the Plan is established, the Insider is not aware of any material nonpublic information concerning the Company or the securities covered by the Plan.

•The Insider is entering into the Plan in good faith and not as part of a plan or scheme to evade compliance with the Rule or with federal or state securities laws.
Each Plan should include (or the Insider should otherwise confirm to the Company) the following representations and covenants of the Insider:
•While the Plan is in effect, the Insider agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Plan.
•The Insider agrees that he or she will not, directly or indirectly, communicate any material nonpublic information relating to the securities or the Company to any broker, dealer, financial advisor, trustee, or any other third party who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.
•If applicable, the Insider agrees not to take, and agrees to cause any person or entity with which the Insider would be required to aggregate sales of securities pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales made under the Plan not to meet all applicable requirements of Rule 144.
•The Insider agrees that any substantive modifications to the Plan must be made in good faith at a time when the Insider is not aware of any material nonpublic information concerning the Company or the securities covered by the Plan. (However, termination of a Plan is permissible at any time.)
•The Insider acknowledges and agrees that the Company may, as required by SEC rules (and otherwise in its sole discretion), make public disclosures regarding the Plan in any press release or filings with the SEC, such as the Company’s periodic reports on Form 10-K and Form 10-Q, proxy statement, Form 8-K, or other SEC filings, including, among other things, information as to the existence, adoption or termination of the Plan, the name and title of the Insider, and information as to the timing of the transactions, duration of the Plan, and the amount of securities to be purchased or sold.
G.    None of the Company, the Board of Directors, the Compliance Officers, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule, or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.
Rev. December 2024